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                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of May 1997
(the "Effective Date"), is entered into by and between Progenitor, Inc., a Delaware corporation (the "Company"), and Douglass B. Given, M.D., Ph.D. ("Given").

                                   BACKGROUND

     The Company has employed and desires to continue to employ Given as President and Chief Executive Officer of the Company reporting to the Board of Directors of the Company, and Given desires to be employed and to continue to be employed by the Company as President and Chief Executive Officer.

     Company and Given are entering into this Employment Agreement to set out the terms and conditions of the Company's employment of Given in this capacity.

     All of the terms of the Agreement will be effective as of the Effective Date with the exception of certain terms which will become effective upon the closing of an Initial Public Offering of the Company's stock which is now in the registration process with the SEC (the "IPO") at any time during 1997. Those benefits that are contingent on the closing of the IPO, as described in this Agreement, are Given's higher base salary, the grant to Given of additional stock options to purchase the common stock of the Company, and certain benefits associated with relocating Given to California.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained in this Employment Agreement ("Agreement") and other good and valuable consideration the receipt of which is hereby acknowledged, the parties agree as follows:

1.   EMPLOYMENT; DUTIES

     (a) Company hereby engages and employs Given, and Given hereby accepts engagement and employment, as President and Chief Executive Officer of Company reporting directly to the Board of Directors of the Company, to direct, supervise and have responsibility for the daily operations of the Company, including, but not limited to: (i) directing and supervising the business and research and development efforts of the Company; (ii) managing the other executives and personnel of the Company; (iii) evaluating, negotiating, structuring and implementing business transactions with the Company's licensees, customers and suppliers; and (iv) performing such other services as are appropriate to Given's position and as the Board of Directors of the Company (the "Board") may from time to time determine.

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     (b)  Given will perform his duties from the Company's executive offices which will be located in California; it being understood that the performance of his duties may require significant domestic and international travel.

     (c) Given will devote substantially all of his business time and efforts to the proper discharge of his duties and responsibilities under this Agreement.

2.   TERM OF AGREEMENT

     Given's employment under this Agreement will commence as of the Effective Date and will continue until terminated pursuant to Section 7 (Termination); provided, however, that Company will not be obligated to provide those benefits to Given pursuant to Section 3(a)(iv) (Home Mortgage Interest Differential), Section 3(a)(v) (Home Loan), Section 3(a)(vi) (Relocation Expenses), and Section 3(a)(vii) (Ohio Mortgage Interest Assistance) and those other benefits as expressly provided in this Agreement until the closing of the IPO.

3.   COMPENSATION AND BENEFITS

     (a) As compensation for the performance of his duties under this Agreement, Given will be compensated as follows:

          (i) BASE SALARY. Company will pay Given a base salary ("Base Salary") at the rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) per year; provided, however, that contingent on the closing of the IPO, Company will pay Given a Base Salary of Three Hundred Thousand Dollars ($300,000) per year. The applicable Base Salary will be payable in accordance with the usual payroll period of Company. Given's Base Salary will be subject to an annual review in the sole discretion of the Board or its Compensation Committee, provided that the Base Salary may not be adjusted downward;

          (ii) ANNUAL BONUS. Company will pay Given an annual bonus of up to 40% of his Base Salary upon the achievement of certain reasonable and readily ascertainable revenue, expense, or cashflow goals to be mutually agreed upon from time to time by the Board or its Compensation Committee and Given;

         (iii) OPTIONS. Given currently holds 80,000 shares of Company Founder's Stock and 211,000 options to acquire the common stock of Company. Conditioned on the closing of the IPO, Given will be granted an additional 310,000 options to purchase shares of common stock of Company ("Options"), with an exercise price determined in accordance with the Company's stock option plan, but not more than the price per share at which the Company's stock is underwritten for sale in the IPO.

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          Given will vest in the Options on a quarterly basis over a three-year period, commencing as of the date of grant, which will be no later than the closing of the IPO. If Given's employment is terminated, Given will vest in the Options pursuant to the terms of Section 7(b) of this Agreement.

          To the maximum extent permitted by law, the Options will be incentive stock options.

          (iv) HOME MORTGAGE INTEREST DIFFERENTIAL. The Company will pay Given the sum of Four Thousand Dollars ($4,000) per month on the first day of each calendar month for a period of three (3) years to be used by Given to make payments on any mortgage loan he may obtain in connection with a new home he may purchase in California ("New Home") commencing when the New Home is acquired.

          (v) HOME LOAN. The Company will loan to Given for purposes of purchasing the New Home a sum of up to Two Hundred Thousand Dollars ($200,000). This New Home Loan will bear simple interest at seven percent (7%) per year, with interest to accrue and not compound during the initial three (3) years of the loan, and with no payments of principal or interest to be due during these initial three years. After the initial three (3) years of the New Home Loan, interest only payments will be due and payable on the 15th day of each calendar month, with the interest accrued as of the third anniversary of the Loan to be amortized and paid in 36 equal monthly installments over the subsequent three (3) year period together with the interest then currently accruing. The New Home Loan will be secured by a customary form second deed of trust on the New Home, and will be subordinate to any seller financing or bank or financial institution first deed of trust on the New Home.

          In addition, the New Home Loan will be repayable as follows:

               (A) Installments of twenty-five percent (25%) of the original principal balance of the Loan, plus accrued interest on this amount, will be forgiven by the Company upon the closing of each single transaction which provides the Company with committed funds of at least $2,000,000 in the form of either equity, convertible debt or gross income to the Company;

               (B) Within thirty days after the sale of any securities of the Company then held by Given which were acquired pursuant to options granted to him by the Company, an amount equal to twenty-five percent (25%) of the net proceeds (netting out in the account the sums necessary to exercise the options) received by Given from the sale of these securities;

               (C)  Upon the sale of the New Home; and

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               (D)  In full upon the earlier of the fifth anniversary of the making of the New Home Loan or one (1) year after the termination of Given's employment by the Company.

          If any portion of the Loan is forgiven pursuant to Section 3(a)(v)(A), at the time of the forgiveness, the Company will also pay to Given an amount to take into account the gross up for federal and state income taxes on the forgiven amounts.

          (vi) RELOCATION EXPENSES. Company will reimburse Given for his reasonable moving costs and house-hunting expenses in California, which will be limited to the following:

               (A)  7.5% of sales price of Given's home in Ohio;
               (B)  3.5% of purchase price of Given's New Home;
               (C) Reasonable moving expenses to move Given's household goods and two (2) cars;
               (D) A reasonable number of house-hunting and school-hunting trips, not to exceed a total of four (4) round-trips, for Given and his spouse, with one of these round-trips to include Given and his family;
               (E)  Reasonable cost of final trip to move Given's family;
               (F) Temporary housing in the San Francisco Bay Area for Given's family for a period not to exceed six (6) months; and
               (G) Storage of Given's household goods for a period not to exceed six (6) months.

          (vii) OHIO MORTGAGE INTEREST ASSISTANCE. Company will pay the monthly mortgage payment on Given's home in Ohio from the date Given acquires the New Home until the earlier of (a) the one year anniversary from the date Given acquires the New Home, or (b) the sale of the home in Ohio; provided that after three bids have been placed on the house, Given must accept the next cash offer on reasonable terms which exceeds the highest bid previously rejected. If the home is not sold after the end of the one-year period, the Company will arrange for the home to be sold to a professional relocation company at its then fair market value with the proceeds to be paid to Given and his mortgage lender.

With respect to any payments received by Given pursuant to Section 3(a)(vi) and (vii) for which Given is not allowed a corresponding deduction or offset to income on his personal income tax return, the Company will pay to Given in the same calendar year as the payments are made an additional amount to take into account the gross up for federal and state income taxes on the amount of the benefit paid to Given.

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The Company will withhold all applicable federal, state and local taxes, social security and workers' compensation contributions and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to Given pursuant to this Section 3(a).

     (b) The Company will reimburse Given for all reasonable expenses incurred by Given in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, against receipt by the Company of appropriate vouchers or other proof of Given's expenditures and otherwise in accordance with the Company's Expense Reimbursement Policy as may from time to time be adopted by the Board.

     (c) Given will be entitled to paid vacation of not less than four (4) weeks per year.

     (d) Company will make available to Given and his dependents, medical, disability, life insurance and other health benefits as Company makes available to its senior officers and directors. Company will provide Given with term life insurance coverage not less than $1,000,000 in addition to the group term life insurance plan available to all Company employees, both of which will be payable to the beneficiary of Given's choice. Company will also provide Given with executive disability insurance coverage providing for not less than 60% of Given's Base Salary tax-free for life, and Given will have the opportunity to purchase additional disability insurance coverage at the same premium rate as is paid by the Company providing for 20% of his Base Salary (or such lesser percentage as he may choose) tax-free for life.

4.   REPRESENTATIONS AND WARRANTIES BY GIVEN AND CORPORATION

     Given hereby represents and warrants to Company as follows:

     (a) Neither the execution and delivery of this Agreement nor the performance by Given of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Given is a party or by which he is bound.

     (b) Given has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations under it. This Agreement constitutes the legal, valid and binding obligation of Given enforceable against him in accordance with its terms. No approvals or consents of any persons or

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entities are required for Given to execute and deliver this Agreement or perform his duties and other obligations hereunder.

     (c) Given understands that some or all of the stock issuable upon exercise of the Options received by Given pursuant to Section 3(a) may not be registered under the Securities Act of 1933 (the "1933 Act"), and acknowledges that he will be obligated to agree, as a condition to the issuance of the stock, that he will acquire such stock for his own account for investment and not with a view to, or for resale in connection with a distribution thereof, and will bear the economic risk of his investment in such stock for an indefinite period of time.

     Company hereby represents and warrants to Given as follows:

     (a) Company was duly organized and is validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own its properties and conduct its business in the manner presently contemplated.

     (b) Company has full power and authority to enter into this Agreement and to incur and perform its obligations under this Agreement.

     (c) The execution, delivery and performance by Company of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the certificate of incorporation or bylaws of Company, or any agreement or instrument to which Company is a party or by which Company or any of its properties may be bound or affected.

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5.   NON-COMPETITION

     (a) Given understands and recognizes that his services to Company are special and unique and agrees that, during the term of this Agreement and, unless such termination is by Given pursuant to Section 7(a)(v), for a period of nine (9) months from the date of termination of his employment under this Agreement, he will not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into or engage in any business, either as an individual for his own account, or as a partner, joint venturer, executive, agent, consultant, salesperson, officer, director or shareholder of a Person, with the companies listed in Exhibit A, which are directly competitive with Company.

     (b) During the term of this Agreement and, unless such termination is by Given pursuant to Section 7(a)(v), for a period of nine (9) months from the date of termination of his employment under this Agreement, Given will not, directly or indirectly, without the prior written consent of Company, initiate contact with any person who is then an employee of Company or any of its affiliates to solicit that person for employment by another Person.

     (c) In the event that Given breaches any provisions of this section or there is a threatened breach, then, in addition to any other rights which Company may have, Company will be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in this section. In the event that an actual proceeding is brought in equity to enforce the provisions of this section, Given will not urge as a defense that there is an adequate remedy at law nor will Company be prevented from seeking any other remedies which may be available.

6.   CONFIDENTIAL INFORMATION

     (a) Given agrees that during the course of his employment or at any time after termination, he will not disclose or make accessible to any other person, the Company's confidential products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of Company or any of its clients; provided that this confidential material will not include information which lawfully becomes publicly available or which Given is required to deliver by Court order, where Given has provided the Company with at least 15 days prior notice of the Court order requiring the disclosure to allow the Company to seek appropriate protective orders in the proceedings. Given agrees: (i) not to use any such information for himself or others; and (ii) not to take any such material or reproductions of the material from Company's facilities at any time during his employment by Company, except as required in Given's duties to Company. Given agrees immediately to return all the material and reproductions of the material in his possession to Company upon request and in any event upon termination of his employment.

     (b) Except with prior written authorization by the Company, or as Given in the good faith exercise of his duties as the President and CEO of the Company deems in the best interests of the Company, Given agrees not to disclose or publish any of the confidential, technical or business information or material of the Company, its clients or any other party to whom the Company owes an obligation of confidence, at any time during or after his employment with the Company.

     (c) Given hereby assigns to the Company all right, title and interest he may have or acquire in all inventions (including patent rights) developed by Given as a part of his duties under the terms of this Agreement ("Inventions") and agrees that all Inventions will be the sole property of Company and its assigns, and the Company and its assigns will be the sole owner of all patents, copyrights and other rights in connection with the Inventions. Given further agrees to assist the Company in every proper way, at the Company's expense, to obtain and from time to time enforce patents, copyrights or other rights on the Inventions in any and all countries.

7.   TERMINATION

     (a) Given's employment under this Agreement will begin as of the Effective Date of this Agreement and will continue until terminated upon the first to occur of the following events:

          (i)  The death of Given;

         (ii) Termination by the Board upon thirty (30) days prior written notice because of any physical or mental incapacity which has or will prevent Given from properly performing his duties under this Agreement for more than ninety (90) days in any one (1) year period;

        (iii) Termination by the Board for just cause without prior notice. Only the following actions or omissions by Given will constitute "just cause":

               (A) Willful or intentional material breach of any provision of the Agreement which Given fails to cure or fails to begin good faith efforts to cure within fifteen (15) days after written notice from the Board of the breach;

               (B) Commission by Given of an act of fraud or theft against Company; or

               (C) Conviction of Given of any felony act other than one involving the operation of a motor vehicle;

      (iv) Termination by the Board for any reason, without just cause as defined in Section 7(a)(iii), upon thirty (30) days prior written notice;

       (v) Termination by Given for just cause without prior notice. Only the following actions or omissions by the Company will constitute "just cause":

               (A) Willful or intentional material breach by the Company of any provision of this Agreement which the Company fails to cure or fails to begin good faith efforts to cure within fifteen
                    (15) days after notice from Given of the breach; or

               (B)  Any action by the Company to intentionally harm Given;

      (vi) Termination by Given for any reason, without just cause as defined in Section 7(a)(v), upon thirty (30) days prior written notice; or

     (vii) Termination by either Given or the Company within one (1) year after a Change in Control. A "Change in Control" is deemed to have occurred if any "person" (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), becomes, after the date of this Agreement the "beneficial owner" (as defined in Rule 13(d)-3 under the Exchange
               Act), directly or indirectly, of securities of Company representing fifty percent (50%) or more of the combined voting power of Company's then outstanding securities.

     (b)  Upon termination, Given will be entitled to the following:

          (i)  Upon termination by the Board without just cause pursuant to
               Section 7(a)(iv) or by Given for just cause pursuant to Section 7(a)(v) or upon termination resulting from Given's death pursuant to Section 7(a)(i) or from Given's disability pursuant to Section 7(a)(ii), Given (or his estate in the event of a termination pursuant to Section 7(a)(i)) will be entitled to the following:

               (A)  all vested compensation then due and owing;

               (B) as of the date of the termination, the Company will pay either in a lump sum or in equal monthly payments over a period of twelve (12) months, at the option of the Company, the total sum of the Base Salary for a period of twelve (12) months and a bonus equal to a percentage of the annual Base Salary, which percentage is equal to the average of the actual annual bonus percentage for the two (2) years immediately prior to the date of the termination ("Average Annual Bonus");

               (C) Company will continue to pay for his, or his heirs', COBRA premiums and the premium for his executive disability insurance coverage, if applicable, for a period of eighteen
                    (18) months commencing as of the date of termination; and

               (D) any options to acquire the common stock of Company in which Given has not yet fully vested as of the date of termination will be deemed to vest on the same date they would have vested as if he had continued to be employed by the Company, provided that they would have vested within two (2) years after the date of termination; provided that to the extent required by the plan pursuant to which the options were granted, the options will be deemed to have vested immediately upon termination to the extent required to prevent them from lapsing.

          (ii) Upon termination by the Board for just cause pursuant to Section 7(a)(iii), Given will be entitled to the following:

               (A)  all vested compensation then due and owing;

               (B) as of the date of the termination, Company will pay either in a lump sum or in equal monthly payments over a period of three (3) months, at the option of the Company, the total sum of the Base Salary for a period of three (3) months and 25% of the Average Annual Bonus;

               (C) Company will continue to pay for his COBRA premiums and the premium for his executive disability insurance coverage for a period of nine (9) months commencing as of the date of termination; and

               (D) any options to acquire the common stock of Company in which Given has not yet fully vested as of the date of termination will be deemed to vest on the same date they would have vested as if he had continued to be employed by the Company, provided that they would have vested within one (1) year after the date of termination; provided that to the extent required by the plan pursuant to which the options were granted, the options will be deemed to have vested immediately upon termination to the extent required to prevent them from lapsing.

        (iii) Upon termination by Given for any reason, without just cause, pursuant to Section 7(a)(vi), Given will be entitled to all vested compensation then due and owing together with all options then vested.

         (iv)  Upon termination resulting from a Change in Control pursuant to
               Section 7(a)(vii), Given will be entitled to:

               (A)  all vested compensation then due and owing;

               (B) as of the date of the termination, the Company will pay a lump sum equal to the Base Salary and the maximum bonus of 40% of the Base Salary for a period of twelve (12) months; and

               (C) any options to acquire the common stock of Company in which Given has not yet fully vested as of the date of termination will be deemed to have accelerated and become fully vested.

     (c) After the Company has fulfilled its obligations under Section 7(b), all obligations of the Company under this Agreement will cease.

8.   NOTICES

     All notices and any other communications permitted or required under this Agreement must be in writing and will be effective (i) immediately upon delivery in

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person, or (i) 24 hours after deposit with a commercial courier or delivery service for overnight delivery, or (iii) three (3) days after deposit with the United States Postal Service, certified mail, return receipt requested, postage prepaid. All notices must be properly addressed and delivered to the parties at the addresses set forth below, or at such other addresses as either party may subsequently designate by written notice given in the manner provided in this
Section:

          Company:       Progenitor, Inc.
                         1507 Chambers Road
                         Columbus, OH  43212-1566

          Given:         Douglass B. Given
                         4224 Conklin Court
                         New Albany, OH  43054
9.   SEVERABILITY OF PROVISIONS

     If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision will be interpreted so as to remain enforceable to the maximum extent permissible, consistent with applicable law, and the remaining conditions and provisions or portions thereof will nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision will be deemed dependent upon any other covenant or provision unless otherwise expressed in this Agreement.

10.  ENTIRE AGREEMENT; MODIFICATION

     This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes any other similar employment agreement, and the parties agree that they have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth in this Agreement. This Agreement may be modified only by a written instrument signed by the party against whom the modification is to be enforced.

11.  BINDING EFFECT

     The rights, benefits, duties and obligations under this Agreement will inure to, and be binding upon, the Company, its successors and assigns, and upon Given and his heirs, executors and legal representatives upon Given's death. This Agreement constitutes a personal service agreement, and the performance of Given's obligations under this Agreement may not be transferred or assigned by Given.

12.  NON-WAIVER

     The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement will not be construed as a waiver or relinquishment of future compliance with those provisions, and those terms, conditions and provisions will remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party will be effective for any purpose whatsoever unless the waiver is in writing and signed by the waiving party.

13.  GOVERNING LAW

     This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of California without regard to principles of conflict of laws.

14.  HEADINGS

     The headings of sections are inserted for convenience and will not affect any interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                              PROGENITOR, INC.,
                              a Delaware Corporation


                              By:  /s/ Glenn Cooper
                                   -------------------------------------------
                              Its: Chairman of Board of Directors and Director
                                   -------------------------------------------




                                /s/ Douglass B. Given
                              -----------------------------------
                              DOUGLASS B. GIVEN, M.D., Ph.D.